Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 8, 2022, relating to the consolidated financial statements of CNA Financial Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 17, 2022